SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                            -------------------------

                    Proxy Statement Pursuant To Section 14(a)
                     Of the Securities Exchange Act Of 1934

[x]      Filed by the Registrant
[ ]      Filed by a Party other than the Registrant

Check the appropriate box:
[ ]      Preliminary Proxy Statement
[ ] Confidential, for use of the Commission Only (as permitted by Rule 14a"6(e)(2))
[x]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant toss.240.14a"11(c) orss.240.14a"12



                           SOS STAFFING SERVICES, INC.
                           ---------------------------
                 (Name of Registrant as Specified in its Charter)

                           ---------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[x]      No fee required.
[ ]      Fee  computed on table below per  Exchange  Act Rules  14a"6(i)(1)  and
         0"11.

         1)      Title of each class of securities to which transaction applies:
         2)      Aggregate number of securities to which transaction applies:
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0"11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         4)      Proposed maximum aggregate value of transaction:
         5)      Total fee paid:

[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0"11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)       Amount Previously Paid:
         2)       Form, Schedule or Registration Statement No.:
         3)       Filing Party:
         4)       Date Filed:

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 17, 2000
                           SOS STAFFING SERVICES, INC.

                               (SOS LOGO OMITTED)

To the Shareholders of SOS STAFFING SERVICES, INC.:

         The Annual Meeting of Shareholders of SOS Staffing Services, Inc. (the "Company") will be held at the Wyndham Hotel, 215 West South Temple, Salt Lake City, Utah, 84101 on Wednesday, May 17, 2000, at 1:30 p.m., Mountain Daylight Time (the "Annual Meeting"). The purpose of the Annual Meeting is to consider and vote upon the following matters, as more fully described in the accompanying Proxy Statement:

         (i) To elect three directors of the Company, each to serve until the 2003 annual meeting of shareholders and until their respective successors have been duly elected and qualified;

         (ii)     To  ratify  the   appointment   of  Arthur   Andersen  LLP  as
                  independent auditors of the Company for the fiscal year ending December 31, 2000; and

         (iii) To transact such other business that may properly come before the Annual Meeting or at any adjournment or postponement thereof.

         The Board of Directors has fixed the close of business on March 27, 2000 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

                                 BY ORDER OF THE BOARD OF DIRECTORS


                                 /s/John K. Morrison
                                 -------------------
                                 JOHN K. MORRISON
                                 Vice President, General Counsel and Secretary

April 10, 2000

                                    IMPORTANT

         Whether or not you expect to attend the Annual Meeting in person, to assure that your shares will be represented, please date, complete, sign and mail the enclosed proxy without delay in the enclosed postage paid envelope. Your proxy will not be used if you are present at the Annual Meeting and desire to vote your shares personally.

                                      PROXY

                           SOS STAFFING SERVICES, INC.
                             1415 SOUTH MAIN STREET

                            SALT LAKE CITY, UT 84115

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints JoAnn W. Wagner and John K. Morrison, and each of them, as proxies, with full power of substitution, and hereby authorizes them to represent and vote, as designated below, all shares of Common Stock, $.01 par value, of SOS Staffing Services, Inc., a Utah corporation (the "Company"), held of record by the undersigned on March 27, 2000 at the Annual Meeting of the Shareholders (the "Annual Meeting") to be held at the Wyndham Hotel, 215 West South Temple, Salt Lake City, Utah 84101, on May 17, 2000, at 1:30 p.m., Mountain Daylight Time, or at any adjournment or postponement thereof, upon the matters set forth below, all in accordance with and as more fully described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, receipt of which is hereby acknowledged.

1. ELECTION OF DIRECTORS, each to serve a term of three years expiring at the annual meeting of shareholders of the Company to be held in 2003 and until their respective successors shall be duly elected and shall qualify.

         FOR all  nominees  listed below         WITHHOLD  AUTHORITY to vote for
         (except   as   marked   to  the         all nominees listed below.
         contrary below).

         (INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.)

         R. THAYNE ROBSON            THOMAS K. SANSOM           RICHARD J. TRIPP

2. PROPOSAL TO RATIFY THE APPOINTMENT OF Arthur Andersen LLP as the Independent Auditor of the Company for the fiscal year ending December 31, 2000.

         FOR                              AGAINST                        ABSTAIN

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE DIRECTOR NOMINEES NAMED ABOVE, AND FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE INDEPENDENT AUDITOR OF THE COMPANY. Please complete, sign and date this proxy where indicated and return it promptly in the accompanying prepaid envelope.

DATED:            /        , 2000.
      ------------ --------
Signature:                     Signature if held jointly:

---------------------------                          ---------------------------
Title (if applicable):         Title (if applicable):

---------------------------                          ---------------------------
(Please sign above exactly as the shares are issued. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.)

                           SOS Staffing Services, Inc.
                             1415 South Main Street
                            Salt Lake City, UT 84115

                          ---------------------------

                                 PROXY STATEMENT

                          ---------------------------

                         Annual Meeting of Shareholders
                                  May 17, 2000

                          ---------------------------

                             SOLICITATION OF PROXIES

         This Proxy Statement is being furnished to the shareholders of SOS Staffing Services, Inc., a Utah corporation (the "Company"), in connection with the solicitation by the Board of Directors of the Company of proxies from holders of outstanding shares of the Company's Common Stock, $0.01 par value (the "Common Stock"), for use at the Annual Meeting of Shareholders of the Company to be held on Wednesday, May 17, 2000, at 1:30 p.m., Mountain Daylight Time, at the Wyndham Hotel, 215 West South Temple, Salt Lake City, Utah, or at any adjournment or postponement thereof (the "Annual Meeting"). This Proxy Statement, the Notice of Annual Meeting of Shareholders and the accompanying form of proxy are first being mailed to shareholders of the Company on or about April 10, 2000.

         The Company will bear all costs and expenses relating to the solicitation of proxies, including the costs of preparing, printing and mailing to shareholders this Proxy Statement and accompanying materials. In addition to the solicitation of proxies by use of the mails, the directors, officers and employees of the Company, without receiving additional compensation therefor, may solicit proxies personally or by telephone or facsimile. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of the shares of Common Stock held by such persons, and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

                                     VOTING

         The Board of Directors has fixed the close of business on Monday, March 27, 2000 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting (the "Record Date"). As of the Record Date, there were issued and outstanding 12,691,398 shares of Common Stock. The holders of record of the shares of Common Stock on the Record Date entitled to be voted at the Annual Meeting are entitled to cast one vote per share on each matter submitted to a vote at the Annual Meeting.

Proxies

         Shares of Common Stock which are entitled to be voted at the Annual Meeting and which are represented by properly executed proxies will be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated, such shares will be voted FOR the election of each of the three director nominees; FOR the ratification of the appointment of Arthur Andersen LLP to serve as the Company's independent auditors for the fiscal year ending December 31, 2000; and, in the discretion of the proxy holder, as to any other matters which may properly come before the Annual Meeting. A shareholder who has executed and returned a proxy may revoke it at any time prior to its exercise at the Annual Meeting by executing and returning a proxy bearing a later date, by filing with the Secretary of the Company at the address set forth above, a written notice of revocation bearing a later date than the proxy being revoked, or by voting the Common Stock covered thereby in person at the Annual Meeting.

Vote Required

         A majority of the votes entitled to be cast at the Annual Meeting is required for a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted as "represented" for the purpose of determining the presence or absence of a quorum. Under Utah law, once a quorum is established, shareholder approval with respect to a particular proposal is generally obtained when the votes cast in favor of the proposal exceed the votes cast against the proposal. Accordingly, abstentions and broker non-votes will not have the effect of being considered as votes cast against any matter considered at the Annual Meeting. In the election of directors, the three nominees receiving the highest number of votes will be elected. For the approval of the proposed ratification of the selection of Arthur Andersen LLP to be the Company's independent auditor for the 2000 fiscal year, the votes cast in favor of the proposal must exceed the votes cast against the proposal. Holders of shares of Common Stock are entitled to one vote at the Annual Meeting for each share of Common Stock held of record at the Record Date.

                              ELECTION OF DIRECTORS

         At the Annual Meeting, three directors of the Company are to be elected to serve three-year terms expiring at the annual meeting of shareholders to be held in 2003 and until their successors shall be duly elected and qualified. If any of the nominees should be unavailable to serve, which is not now anticipated, the proxies solicited hereby will be voted for such other persons as shall be designated by the Board of Directors. The three nominees receiving the highest number of votes at the Annual Meeting will be elected.

         On February 7, 2000, Michael A. Jones resigned as a director of the Company. On February 8, 2000, the Board of Directors appointed Thomas K. Sansom as a director to serve the remainder of Mr. Jones' term which expires at the time of the Annual Meeting.

         In addition to the directors to be elected at the Annual Meeting, the directors named below will continue to serve their respective terms of office as indicated. Samuel C. Freitag and JoAnn W. Wagner are currently serving terms which expire at the time of the annual meeting of the shareholders to be held in the 2001 calendar year. Stanley R. deWaal and Randolph K. Rolf are currently serving terms which expire at the time of the annual meeting of shareholders to be held in the 2002 calendar year. Brief statements setting forth certain biographical information concerning each of the nominees and continuing directors appear below.

Nominees for Election as Directors

         Certain information with respect to each nominee is set forth below.

         R. Thayne Robson, 70, has been a director of the Company since June 1995. Mr. Robson currently serves as Director of the Utah Bureau of Economic and Business Research and Professor of Management and Research and Professor of Economics for the University of Utah and has done so since 1978. He also currently serves as a director of ARUP Alliance, Inc., a medical test laboratory based in Salt Lake City, Utah, a director of Western Mortgage, a Utah corporation engaged in mortgage banking and correspondence, and as a trustee of Aquila Rocky Mountain Equity Fund and Tax-Free Fund for Utah, mutual funds managed by Aquila Management Corporation, a New York corporation. Mr. Robson has been and continues to be involved in numerous civic and community endeavors, including serving as a member of the Utah Governor's Economic Coordinating Committee since 1982, trustee of the Salt Lake Convention and Visitors' Bureau since 1984, a special advisor and member of the Executive Committee of the Economic Development Corporation of Utah since 1985, ex-officio director of the Salt Lake Downtown Alliance since 1991, director of the Community Board of Salt Lake Valley/IHC Hospitals since 1992, and trustee of Crossroads Research Institute, a Utah non-profit research institute, since 1986.

         Thomas K. Sansom, 61, has served as director of the Company since his appointment on February 8, 2000. In December 1999, Mr. Sansom was first employed by the Company as Senior Vice President of the Company and President of its Commercial Division. From 1995 through 1998, Mr. Sansom was Senior Vice President of the Commercial Division for Accustaff Incorporated. From 1993 through 1995 Mr. Sansom was President and Chief Operating Officer of Nesco
Service Company. During 1992 Mr. Sansom was self employed. He served as Vice President of Operations at Interim Systems from 1988 through 1991. Mr. Sansom's career in the staffing industry began in 1965 as an account executive and he has held a variety of positions working his way up the ranks with Kelly Services, Olsten Corp., and Interim. Mr. Sansom served on the board of directors of the American Staffing Association ("ASA"), formerly the National Association of Temporary Staffing Services ("NATSS"). Mr. Sansom holds a B.A. in Business Administration from Alma College, Alma Michigan. Mr. Sansom has been and continues to be involved in numerous civic and community endeavors including Habitat for Humanity and The Children's Society.

         Richard J. Tripp, 51, has served as Senior Vice President of the Company since August 1998 and as a director of the Company since 1991. From December 1997 to August 1998, Mr. Tripp served as Senior Vice President of the Company's Pacific Division. From April 1995 to December 1997, Mr. Tripp served as Senior Vice President of Administration of the Company. From 1991 to April 1995, Mr. Tripp served as Vice President of Administration of the Company. From 1973 until 1991, Mr. Tripp held a variety of positions with the Company in customer service, and as an office and area manager. Mr. Tripp obtained a B.S. Degree in Psychology from Brigham Young University in 1973. Mr. Tripp also served two terms as President of the Utah Association of Temporary Services from 1987 to 1989.

Directors Whose Terms of Office Continue

         Certain information with respect to continuing directors is set forth below.

         Stanley R. deWaal, 65, was elected a director of the Company in May 1995. Mr. deWaal is currently Vice President of Century Business Services, a business service firm in Salt Lake City, Utah. Mr. deWaal was President and a director of DeWaal, Keeler & Co., a Utah professional corporation of certified public accountants, from 1975, when Mr. deWaal co-founded the firm, until November 1999, when the firm was purchased by Century Business Services. Mr. deWaal has been a licensed certified public accountant since 1967. Mr. deWaal also currently serves as a member of the Board of Directors of the Hansen Planetarium, a non-profit organization.

         Samuel C. Freitag, 42, has been a director of the Company since October 30, 1997. Mr. Freitag is currently the Senior Managing Director of George K. Baum Merchant Banc, L.L.C. , a position he has held since early 1997. From 1993 until early 1997, Mr. Freitag was Vice Chairman, Director of Investment Banking, and a member of the Management Committee of George K. Baum & Company. From 1986 until 1993, Mr. Freitag was employed by George K. Baum & Company as a Vice President in the Corporate Finance Department. From 1979 to 1986, Mr. Freitag was employed by Continental Illinois Corporation. Mr. Freitag has extensive experience in public offerings of equity; mergers, acquisitions and divestitures; private placements of debt and equity; leveraged buyouts; and providing strategic advisory services. Mr. Freitag received a B.A. degree with majors in Economics and Business Administration from Coe College where he was named a George Baker Scholar. Mr. Freitag also has an M.B.A. from the University of Iowa.

         Randolph K. Rolf, 58, has been a director of the Company since June 1995. Until his retirement in March 1999, Mr. Rolf served as Chairman of the Board, President and Chief Executive Officer of Unitog Company ("Unitog"), a


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

public company based in Kansas City, Missouri which manufactured, sold and rented industrial uniforms. (Unitog was acquired by Cintas Corporation in March 1999.) Mr. Rolf served as Chairman of the Board of Unitog from May 1991 and as President and Chief Executive Officer from May 1988 until March 1999.

         JoAnn W. Wagner, 60, has been Chief Executive Officer of the Company since October 1998. Ms. Wagner has served as Chairman of the Board of Directors of the Company since February 1998. Additionally, Ms. Wagner was appointed
President of the Company in March 1999. From September 1997 until her appointment as Chief Executive Officer, Ms. Wagner served as Executive Vice President of Corporate Development. From August 1997 until her appointment as Chairman, Ms. Wagner served as Vice Chairman of the Board. Ms. Wagner has been a director of the Company since July 1995. From July 1995 through August 1997, Ms. Wagner was an independent consultant to the temporary staffing industry, including the Company. From January 1994 through July 1995, Ms. Wagner was engaged as an independent consultant to Interim Services Inc. ("Interim Services"). From January 1991 until January 1994, Ms. Wagner served as the Vice President of Market Development for Interim Services. From November 1987 until January 1991, Ms. Wagner served as the President and a director of Interim Systems Corporation, a publicly-traded corporation engaged in the temporary staffing business, which was acquired by H&R Block, Inc. in 1991. Ms. Wagner served as President of ASA, formerly NATSS, from 1991 to 1992.

Committees, Meetings and Reports

         The Board of Directors has standing Audit and Compensation Committees. The members of the Audit Committee are Stanley R. deWaal (Chairperson), R. Thayne Robson and Samuel C. Freitag. The members of the Compensation Committee are Randolph K. Rolf (Chairperson), R. Thayne Robson and Samuel C. Freitag.

         The Audit Committee met four times during the 1999 fiscal year. The functions of the Audit Committee are: (i) to review and approve the selection of, and all services performed by, the Company's independent auditors; (ii) to review the Company's internal controls; and (iii) to review and report to the Board of Directors with respect to the scope of audit procedures, accounting practices and internal accounting and financial controls of the Company. Each member of the Audit Committee is independent from management of the Company. Since July 1998, the Audit Committee's functions have been governed by a charter adopted by the Company's board of directors. The Audit Committee charter is currently under review to ensure that it conforms with the recently-developed regulations of the Securities and Exchange Commission and Nasdaq(R).

         The Compensation Committee met four times during the 1999 fiscal year. The Compensation Committee has oversight responsibility for all executive compensation and benefit programs of the Company. The Compensation Committee reviews and approves all executive compensation and benefit plans. Each member of the Compensation Committee is independent from management. The Compensation Committee's functions are governed by a charter adopted by the Company's board of directors.

         During the 1999 fiscal year, there were seven meetings held by the Board of Directors. No director attended fewer than 75% of the total number of meetings of the Board of Directors and of the committees on which he or she served.

Director Compensation

         During 1999, each non-employee member of the Board of Directors was paid a fee of $3,000 for each board meeting attended. Additionally each non-employee member was paid a fee of $500 for each committee meeting attended. All directors are reimbursed for expenses in connection with attendance at board and committee meetings. Prior to 1999, each non-employee member of the Board of Directors was paid a fee of $1,000 for each board meeting attended. There was no fee paid for attendance at a committee meeting.

         The Company entered into a one-year consulting agreement with JoAnn W. Wagner, commencing July 1, 1995. Pursuant to the agreement, Ms. Wagner assisted and advised the Company with respect to identifying and evaluating potential acquisitions for the Company and negotiating the terms of such acquisitions. Ms. Wagner's compensation under the agreement was $3,500 per month, which included the $1,000 per board meeting fee otherwise payable to Ms. Wagner as a director of the Company. At the conclusion of the initial one-year term of the agreement, the Company and Ms. Wagner agreed to extend the agreement, on the same terms and conditions, provided that the agreement could have been be terminated by either party upon 30 days written notice. The consulting agreement with Ms. Wagner was cancelled effective August 4, 1997 by mutual consent when Ms. Wagner became an employee of the Company.

         Howard W. Scott resigned as an employee and director of the Company effective March 25, 1999. In connection therewith and in accordance with certain provisions of the employment agreement in effect at such resignation, the Company agreed to continue to pay Mr. Scott his annualized salary of $220,000 until the Annual Meeting.

         Directors of the Company are also eligible to participate in the Company's May 1995 Incentive Stock Option Plan (the "Incentive Plan"). Pursuant to the terms of the Incentive Plan, the Company issued 5,000 incentive stock options to each non-employee director on the effective date of the Company's initial public offering. JoAnn W. Wagner and Samuel C. Freitag, who became directors subsequent to the Company's initial public offering, were also issued 5,000 incentive stock options on the date they were elected as directors. The options, which become exercisable in five equal installments beginning on the date of grant (e.g., 20% became exercisable on the date of grant and an additional 20% become exercisable on each of the next four anniversaries of the date of grant, etc.), are exercisable at a price equal to the fair market value of a share of Common Stock on the date of grant. Pursuant to the Incentive Plan, on the date of each annual meeting of the Company's shareholders the Company will issue to each non-employee director an additional 1,000 incentive stock options. Accordingly, on May 19, 1999, the date of the Company's 1999 annual meeting of shareholders, the Company issued to each non-employee director 1,000 incentive stock options under the Incentive Plan. The options issued in connection with the 1999 annual meeting of shareholders were fully exercisable upon the date of grant at an exercise price equal to the fair market value of a share of Common Stock on the date of grant. Additionally, the Company issued 2,500 options on December 20, 1999 to each non-employee director. Such options, which become exercisable in five equal installments beginning on the date of grant (e.g., 20% became exercisable on the date of grant and an additional 20% become exercisable on each of the next four anniversaries of the date of grant, etc.), are exercisable at a price equal to the fair market value of a share of Common Stock on the date of grant.

                               EXECUTIVE OFFICERS

         In addition to Ms. Wagner and Messrs. Sansom and Tripp, certain information is furnished with respect to the following executive officers of the
Company:

         W. B. Collings, 60, currently serves the Company as Vice President, Treasurer and Assistant Secretary. Mr. Collings was appointed Treasurer in April 1998. Mr. Collings was appointed as Vice President on February 27, 1998 and Assistant Secretary in April 1995. He joined the Company as the Controller in May 1993, a position he held until April 1998. From March 1991 to May 1993, Mr. Collings was self-employed as an accountant. From October 1978 until March 1991, Mr. Collings served as the Chief Financial Officer of Information Now, Inc., a Utah corporation engaged in developing, installing and supporting computer software. Mr. Collings obtained a B.S. degree in Business Administration from Brigham Young University in 1961, and thereafter completed two additional years of graduate study in accounting.

         Dennis N. Emery, 49, was appointed as Senior Vice President of Finance and Controller of the Company in December 1999. Mr. Emery joined the Company in April 1998 as Vice President and Controller. From October 1988 until he joined the Company, Mr. Emery was employed as the Controller of Mountaineer Gas Company in Charleston, West Virginia. Prior to his employment with Mountaineer Gas Company, Mr. Emery was employed by Arthur Andersen LLP as Controller of its Washington D.C. office. Mr. Emery holds a B.S. Degree in Accounting from the University of Utah.

         John K. Morrison, 37, was appointed as Vice President of the Company on March 25, 1999. Mr. Morrison has served as Corporate Secretary of the Company since April 1995. Mr. Morrison was employed as General Counsel in January 1995. Prior to joining the Company in January 1995, Mr. Morrison was employed as an attorney for the Anti-Discrimination Division of the Utah Industrial Commission from July 1993 through December 1994. From October 1991 to July 1993, Mr. Morrison was engaged in the private practice of law in Salt Lake City, Utah. Mr. Morrison obtained his Juris Doctor degree in 1991 from the University of Utah. He obtained a B.A. in Political Science and a B.S. in Economics from the University of Utah in 1987.

         John E. Schaffer, 37, was appointed as Senior Vice President of the Company on March 25, 1999. On March 25, 1999, he was also appointed as President of the Company's information technology subsidiary, Inteliant Corporation ("Inteliant"). From October 1997 through March 1999, Mr. Schaffer served as Vice President, Systems Integration and Outsourcing, of the Company's information technology operations and was responsible for the coordination of the systems integration and information technology outsourcing services offered by the Company. Mr. Schaffer was the owner and president of JesCo Technical Services, Inc. from 1992 until it was acquired by the Company in October 1997. Prior to 1992, Mr. Schaffer was employed in the software development industry in IT operations, release management and customer support management. Mr. Schaffer received a B.S. degree in Business Economics from Williamette University.

         Brad L. Stewart, 42, joined the Company in December 1999 as Executive Vice President and Chief Financial Officer. From October 1998 until December 1999, Mr. Stewart was the acting Chief Financial Officer of The Murdock Group ("Murdock"), an employment agency business in Salt Lake City, Utah. While at Murdock, he assisted in the formation of an affiliated company, myjobsearch.com, a Web-based job search company. From 1995 through 1998, Mr. Stewart served as chief operating officer of Marker International, Inc. ("Marker"), Salt Lake City, Utah, a manufacturer of ski and snowboard equipment, and outerwear, where he was responsible for eleven subsidiaries located in Germany, Japan, Switzerland, Canada, and the United States. From 1991 through 1995, Mr. Stewart was Marker's Chief Financial Officer. Prior to working for Marker, Mr. Stewart was employed for more than seven years by Arthur Andersen, LLP as a manager in its Phoenix, Arizona and Atlanta, Georgia offices. Mr. Stewart has a B.S. in Accounting from Brigham Young University. Mr. Stewart is a Certified Public
Accountant and a member of the American Institute of Certified Public Accountants and the Arizona Society of Certified Public Accountants.

EXECUTIVE COMPENSATION

         The compensation of JoAnn W. Wagner, the Company's Chief Executive Officer during the 1999 fiscal year, the other executive officers of the Company whose total cash compensation for the 1999 fiscal year exceeded $100,000 and certain former executive officers or key employees of the Company (collectively, the "Named Officers") is shown on the following pages in three tables and discussed in a report from the Compensation Committee of the Board of Directors.

Summary Compensation Table

         The following table sets forth, for the three most recent fiscal years of the Company, the compensation paid to the Named Officers:

                                                                                 Long Term
                                                                                Compensation
                                             Annual Compensation                   Awards
                                             -------------------                   ------
                                                                   Other
                                 Fiscal                            Annual                          All Other
  Name and Position               Year      Salary      Bonus    Compensation      Options        Compensation
  -----------------               ----      ------      -----      -------         -------        ------------
  JoAnn W. Wagner (1)             1999     $279,141   $  --       $   --            50,000           $ 1,980
       Chairman of the            1998      204,708      --           --            50,000               576
       Board, Chief Executive     1997       53,848    26,924       24,500          19,000              --
       Officer and President

  John E. Schaffer (2)            1999     230,000       --           --            40,000               238
       Senior Vice President      1998     200,000       --           --            20,000              --
       President Inteliant        1997      50,000       --           --            10,000              --

  Richard J. Tripp (3)            1999     157,608       --           --             7,500             4,139
       Senior Vice President      1998     150,000     31,868         --            10,000             3,720
                                  1997     150,000     37,878         --              --               3,488

  Dennis N. Emery (4)             1999      93,434     20,000         --            20,000            10,090
     Senior Vice President        1998      69,934       --           --            12,500               141
          Controller              1997        --         --           --              --                --

  Gary B. Crook (5)               1999     174,500       --           --              --                 224
       Executive Vice             1998     163,942       --           --            30,000               338
       President,                 1997     119,610     36,301         --              --                --
       Chief Financial Officer

  Michael A. Jones (6)            1999     218,536       --           --            52,250               282
       Executive Vice             1998     125,000       --           --             5,000               252
       President                  1997      20,833       --           --            10,000              --
       President Commercial
       Division

  -----------------------------
(1) Ms. Wagner was appointed Chief Executive Officer of the Company on October 29, 1998. Bonus amount reflects bonus paid to Ms. Wagner in February 1998 for the 1997 fiscal year. Amounts listed under "Other Annual Compensation" reflect amounts paid to Ms. Wagner for consulting services rendered prior to her employment by the Company. Amounts listed under "All Other Compensation" reflect life insurance premiums paid by the Company for insurance in excess of $50,000.

(2) Mr. Schaffer was employed by the Company in October 1997 in connection with the Company's acquisition of JesCo Technical Services, Inc. Compensation amounts for fiscal 1997 reflect compensation paid after the effective date of the acquisition. Amounts listed under "All Other Compensation" reflect life insurance premiums paid by the Company for insurance in excess of $50,000.

(3) Bonus amounts reflect bonus payments of $31,868 and $37,878 paid to Mr. Tripp in February 1999 and February 1998 for the 1998 and 1997 fiscal years, respectively. Amounts listed under "All Other Compensation" include life insurance premiums paid by the Company for insurance in excess of $50,000 and other insurance premiums made in each year listed.

(4) Mr. Emery was employed by the Company in April 1998. Compensation amounts for 1998 reflect compensation paid after Mr. Emery's date of hire. The Bonus amount reflects a bonus payment of $20,000 paid to Mr. Emery in March 2000 for the 1999 fiscal year. Amounts listed under "All Other Compensation" reflect life insurance premiums paid by the Company in each year listed, as well as $10,000 paid in fiscal 1999 related to Mr. Emery's relocation upon accepting employment with the Company.

(5) Mr. Crook's compensation reflects a performance bonus of $36,301 paid in February 1998 for fiscal year 1997. The amount listed under "All Other Compensation" reflects life insurance premiums paid by the Company for insurance in excess of $50,000. Mr. Crook resigned as an officer of the Company effective December 17, 1999 and as an employee of the Company effective January 31, 2000.

(6) Mr. Jones was employed by the Company in October 1997 in connection with the Company's acquisition of the Century Group. Compensation amounts for the 1997 fiscal year represent compensation paid after the effective date of the acquisition. The amount listed under "All Other Compensation" reflects life insurance premiums paid by the Company for insurance in excess of $50,000. Effective July 31, 1999, Mr. Jones resigned as an officer and employee of the Company. He resigned as a director of the Company effective February 7, 2000.

Option Grants in Last Fiscal Year

         The following table sets forth the grants of options made by the Company during the 1999 fiscal year to the Named Officers. As of January 2, 2000, the Company had not granted any stock appreciation rights. All options granted, except as noted, are incentive stock options granted under the Incentive Plan.

                                         Percent of                                       Potential Realizable Value at
                                       Total Options                                      Assumed Annual Rates of Stock
                                         Granted to                                       Price Appreciation for Option
                            Options     Employees in   Exercise or     Expiration               Term (in Dollars)
          Name              Granted     Fiscal Year     Base Price        Date                   5%              10%
          ----              -------     -----------     ----------     ----------         -----------------------------
JoAnn W. Wagner             20,000          4.4%        $7.125           01/04/09              $89,700        $227,100
                            30,000          6.7          4.375           12/20/09               82,650         209,250

John E. Schaffer            40,000          8.9          8.000           03/25/09              201,200         510,000

Richard J. Tripp             7,500          1.7          4.375           12/20/09               20,663          97,313

Dennis N. Emery             20,000          4.4          4.375           12/20/09               55,100         139,500

Michael A. Jones(1)         40,000          8.9          8.250           02/17/09              207,600         526,000
                            10,000          2.2          8.000           03/25/09               50,300         127,500
                             2,500          0.6          4.375           12/20/04                  603           1,338

--------------------------

(1) The option grants to Michael A. Jones of 40,000 options and 10,000 options were incentive stock options. All of these options have been forfeited, the unvested portion forfeited at the time of his resignation as an employee, the balance forfeited 90 days thereafter. The option grant of 2,500 shares were non-qualified options. 2,000 of these options have been forfeited. The balance remain exercisable for a period of one year following Mr. Jones' resignation as a director, to wit: until February 8, 2001.

Aggregated  Option  Exercises  in Last  Fiscal Year and Fiscal  Year-end  Option
Values

         The following table sets forth the number of unexercised options to acquire shares of Common Stock held on January 2, 2000 and the aggregate value of such options held by the Named Officers. The Named Officers did not exercise options to acquire shares of Common Stock during the 1999 fiscal year. As of January 2, 2000, the Company had not granted any stock appreciation rights to any of the Named Officers.


                                  Number of                                   Value of Unexercised
                             Unexercised Options                             In-the Money Options at
                             at January 2, 2000                               at January 2, 2000 (1)
                          ---------------------------                     ---------------------------
           Name          Exercisable      Unexercisable              Exercisable               Unexercisable
           ----          -----------      -------------              -----------               -------------

JoAnn W. Wagner            53,160            76,840                    $.00                      $.00
John E. Schaffer           26,800            43,200                     .00                       .00
Richard J. Tripp           29,100            18,400                     .00                       .00
Dennis N. Emery             8,500            24,000                     .00                       .00
Gary B. Crook              29,400            25,600                     .00                       .00
Michael A. Jones              500             2,000                     .00                       .00

---------------------
(1) Reflects the difference between the exercise price of the unexercised options and the market value of shares of Common Stock on January 2, 2000. The last transaction of the Common Stock on December 31, 1999, the last trading date of the Company's fiscal year, as reported by Nasdaq(R), was $4.375 per share.

Employment Agreements

         The Company entered into an employment agreement with Ms. Wagner on August 4, 1997 with an annualized salary of $140,000. Ms. Wagner's salary was based on working two-thirds time. On February 27, 1998, Ms. Wagner's annual salary was adjusted to $220,000 to reflect full-time employment with the Company and an increase in compensation. Effective April 1, 1999, Ms. Wagner's employment agreement was amended to increase her annual salary to $300,000. Effective April 1, 2000, Ms. Wagner's annual salary was increased to $350,000. The term of Ms. Wagner's agreement expires on December 31, 2003. The term is automatically renewable for successive one-year terms unless six months advance notice is given by either Ms. Wagner or the Company of an intent not to renew. The agreement provides that Ms. Wagner may be terminated for cause without any severance or other payments except for the salary and compensation earned through the date of such termination. If Ms. Wagner is terminated without cause then the Agreement provides that she will be paid two years of annual salary. If Wagner is terminated due to a change in control, she will be paid an amount equal to the greater of two years of annual salary or the remainder of the term, but in no event more than an amount which would trigger the Golden Parachute Provisions of Internal Revenue Code Section 280G(d).

         In connection with the Company's acquisition of JesCo Technical Services, Inc. on October 1, 1997, Mr. Schaffer became employed pursuant to a written employment agreement with Inteliant with an annualized salary of $200,000. The compensation amounts reported for Mr. Schaffer in the Summary Compensation Table set forth above for fiscal year 1997 represent compensation paid after the effective date of the acquisition. In connection with Mr. Schaffer's appointment as President of Inteliant, his employment agreement was amended effective April 1, 1999 to increase his annualized salary to $240,000. Effective January 1, 2000, the employment agreement was amended to provide that the term will expire on December 31, 2001. The employment agreement provides for the payment of one year's salary in the event of a change in control which results in the termination of Mr. Schaffer's employment with Inteliant. The Agreement also provides that if Mr. Schaffer is terminated without cause prior to the end of the term that he would be paid for the remainder of the term, but in no event more than one year's salary or less than six months' salary. Mr. Schaffer will also be granted 398,000 options for Inteliant Corporation stock under the Inteliant Option Plan (See Compensation Committee Report, beginning on page 14). The Company and Mr. Schaffer's have preliminarily agreed to cancel all options held by Mr. Schaffer under the Incentive Plan.

         The Company entered into an employment agreement with Mr. Tripp, the term of which commenced on January 1, 1995 and expired on the third anniversary thereof. The employment agreement between the Company and Mr. Tripp was amended to extend the term for periods of one additional year. The agreement is renewable for successive one-year periods upon the mutual consent of the parties. Effective April 1, 2000, the minimum annual salary payable to Mr. Tripp is $168,000. Effective December 20, 1999, Mr. Tripp's employment agreement was amended to provide that he would be paid one year's salary in the event of a change in control.

         The Company does not have an employment agreement for a definite term with Mr. Emery. Mr. Emery's current annual salary is $140,000. In the event he is terminated due to a change in control, he will be paid one year's salary.

         In connection with the Company's acquisition of the Century Group on October 27, 1997, Mr. Jones became employed pursuant to a written employment agreement with an annualized salary of $125,000. The compensation amounts reported for Mr. Jones in the Summary Compensation Table set forth above for fiscal year 1997 represent compensation paid after the effective date of the acquisition. In connection with Mr. Jones' appointment as President of the Company's commercial division, his employment agreement was amended to provide an annualized salary of $225,000 and other compensation of approximately $25,000. The term of the agreement was to terminate at the end of the 1999 fiscal year, unless the parties agreed to an extension prior to November 1, 1999. Mr. Jones resigned as an officer and employee of the Company effective July 3, 1999. In connection therewith, the Company agreed to pay Jones his annual salary through the end of the original term, to wit: through December 31, 1999.

         Messrs. Sansom and Stewart were employed pursuant to employment agreements executed in December 1999. Each agreement is for a term expiring on December 31, 2000. Each agreement automatically renews for successive one-year periods unless either the employee or the Company gives three months prior notice of his or its intent not to renew. The agreements provide for the payment of a minimum annual salary of $200,000 and $180,000 for Messrs. Sansom and Stewart, respectively. The agreements provide for certain severance payments in the event the employee is terminated without cause or if the Company determines not to renew the agreement for an additional term. The agreements also provide for the payment of one year's annual salary in the event of a change in control.

         The employment agreements described above terminate upon the death or disability of the officer or employee or termination of the employment of the officer or employee for cause. The agreements also contain covenants of the officers or employees that, during the term of their employment and continuing for a specified period after the termination of their employment for any reason, with or without cause, they will not compete with the Company nor disclose or make use of confidential information of the Company. The officers and employees are also subject to the confidentiality and limited non-solicitation agreements executed by the Company's regular employees.

         The Company has entered agreements to pay one year's salary to other executive officers, who are otherwise employed on an at-will basis, if there is a change in control.

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Exchange Act of 1934 requires the Company's executive officers and directors to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "SEC"). Executive officers and directors are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that one individual was late in filing a total of three reports required by Section 16(a). The late filings consisted of Forms 4 filed by Randolph K. Rolf, a director of the Company, for the months of September, October and November 1999.

         Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporate by reference, in whole or in part, subsequent filings including, without limitation, this Proxy Statement, the following Report of the Compensation Committee and the Performance Graph set forth on page 19 hereof shall not be incorporated by reference in any such filings.

COMPENSATION COMMITTEE REPORT

         General. The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors (the "Committee"), which is responsible for establishing the policies and amounts of compensation for the Company's executive officers. The Committee, composed of three independent directors, Randolph K. Rolf, R. Thayne Robson and Samuel C. Freitag, has oversight responsibility for executive compensation and executive benefit programs of the Company, including the Incentive Plan.

         The Committee has responsibility for all compensation matters for the Company's Chairman, President and Chief Executive Officer and the other executive officers of the Company (the "Key Executives"). The Committee determines the amount of non-cash compensation under the Incentive Plan, as well as any cash bonuses paid to the Key Executives.

         In determining the amount and composition of executive compensation for the Key Executives and administering the Incentive Plan, the Committee is guided by the following fundamental objectives: (i) attracting and retaining outstanding executive officers; (ii) facilitating the acquisition by Key Executives of options to acquire shares of Common Stock; and (iii) ensuring that a substantial portion of Key Executives' compensation is variable and is tied to quantifiable measures of the Company's performance.

         The Committee's application of these principles is discussed in greater detail below.

         Key Executive Compensation. Since the formation of the Committee in 1995, Key Executive compensation has consisted of annual salaries established pursuant to employment agreements, as described above, executed by the Company and the Key Executives, and additional compensation in the form of cash bonuses and stock options as the Committee, in its discretion, awards to the Key Executives. Pursuant to employment agreements entered into between the Company and the Key Executives, the annual salaries of the Key Executives have been fixed at amounts that were deemed competitive for executives with comparable ability and experience, taking into account existing salaries and employment agreements with respect to executives and companies comparable in size and complexity to the Company. The Committee through the Company has engaged third party compensation experts to provide competitive salary and other compensation data. Except for Mr. Emery and another Key Executive, fiscal year-end cash performance bonuses were not awarded to the Key Executives in 2000 for 1999 performance because the Company did not meet the criteria established by the Committee for bonus payments.

         CEO Compensation. JoAnn W. Wagner has served as the Chief Executive Officer since October 29, 1998. Ms. Wagner has served as Chairman of the Board since February 27, 1998 and was previously Vice Chairman and Executive Vice President. Ms. Wagner's compensation is determined pursuant to the principles described above and by the terms of her employment agreement. The Committee believes Ms. Wagner's compensation fairly and accurately recognizes her vision and leadership in integrating the Company's acquisitions, overseeing the transition of leadership of the Company and implementing the Company's business strategy.

         Cash Bonus Awards. Since November 1996, the Committee has had in effect bonus plans based on the percentage increase of earnings per share on an annual basis and the internal growth over an annual or longer period. The Committee has reviewed the plans annually to determine whether the plans remain appropriate in terms of the bonus targets as a percentage of salary for each Key Executive, the targeted performance and the percentage weight given to each target.

         In February 1999, the Committee adopted the 1999 bonus plan (the "1999 Plan") to be effective for the 1999 fiscal year. The 1999 Plan provided that the Chief Executive Officer would be paid an amount equal to 50% of her salary if all of the targets established by the Committee were achieved. If the targets were exceeded, the Chief Executive Officer could have received up to 100% of her salary as a bonus based on the Company's performance. The other Key Executives were also subject to the 1999 Plan, but with varying target and cap percentages of salary. The Committee established three targets related to internal sales growth exclusive of acquisitions, operating income growth and earnings per share growth.

         Key Executives with direct operational responsibility, i.e. Thomas K. Sansom (not eligible for the 1999 Plan) John E. Schaffer and Richard J. Tripp (the "Operational Key Executives") were subject to a modified version of the 1999 Plan based, on the performance of the operating units for which they had responsibility.

         The Company did not achieve the minimum objectives necessary to pay any bonus to the Key Executives and Operational Key Executives under the 1999 Plan. The Committee determined, however, to pay a discretionary bonus to Mr. Emery based on his exceptional individual performance in 1999, primarily with Inteliant. One other Key Executive was paid a bonus based on meeting certain criteria defined by management and which was approved by the Committee.

         In March 2000, the Committee adopted the 2000 bonus plan (the "2000 Plan"). The 2000 Plan maintains many of the key concepts of the 1999 Plan, but reflects the determination of the Committee to adjust the operation of the Company's bonus plan in order to achieve the fundamental objectives established by the Committee. The 2000 Plan has a specific individual performance component. The operating income component has been removed for the Key Executives, but still exists for the Operational Key Executive. The 2000 Plan provides that the Chief Executive Officer will be paid an amount equal to 60% of her salary if all of the targets established by the Committee are achieved. If the targets are exceeded, the Chief Executive Officer could receive up to 110% of her salary as a bonus based on the Company's and her individual performance. The other Key Executives are also subject to the 2000 Plan, but with varying targets and percentages of salary caps.

         The 2000 Plan provides that 20% of the individual Key Executive's target bonus can be paid to the Key Executive based on his or her individual performance. While the Committee has the authority to issue discretionary bonuses based on individual performance, it determined to specifically set a target based on the Company's annual review of each Key Executive's performance. This is to provide incentive to Key Executives to excel, even if the other targets become unattainable. The 2000 Plan further provides that 20% and 60% of the target bonus will be paid if the internal growth and earnings per share growth targets are met, respectively. The Operational Key Executive's plan differs in that internal growth is based only on the Operational Key Executive's business unit, and operating income is used in lieu of earnings per share. Each operating unit has a different target based on the expectations of such unit. The 2000 Plan target for the Key Executives will be achieved if the Operational Key Executives achieve the targets set for their individual units.

         The purpose of the 2000 Plan is to create realistic measurable performance targets. The Committee intends to set new performance targets each fiscal year, but to leave the basic formula in place.

         Incentive Plan. The Company believes it is essential for all executive officers of the Company to receive stock options under the Incentive Plan, thereby aligning the long-term interests of the Company's executive officers with those of the Company's shareholders. The Company adopted the Incentive Plan in 1995, charging the Committee with responsibility for its administration. In 1999, the Committee granted options representing 265,000 shares of Common Stock to Key Executives (the amount represents option grants to persons who currently are Key Executives or were Key Executives at the time of the grant). These options vest over a five-year period and expire ten years from the grant date. If an executive officer's employment terminates prior to the applicable vesting date, the officer generally forfeits all options that have not yet vested. The Committee believes that the grant of these options to executive officers is highly desirable, because it motivates these officers to continue their employment with the Company and creates strong incentives to maximize the growth and profitability of the Company. As of January 2, 2000, Key Executives held options to purchase an aggregate of 410,000 shares of Common Stock granted pursuant to the Incentive Plan since its inception in 1995 (the amount represents options held by persons who currently are Key Executives or were Key Executives as of January 2, 2000).

         Inteliant Plan. In an effort to remain competitive and to attract and retain the information technology employees needed to achieve the Inteliant business plan, the Company, as sole shareholder, approved the adoption of the Inteliant Corporation 2000 Stock Option Plan (the "Inteliant Option Plan"), for the benefit of Inteliant's employees, officers and directors. The Plan, administered by Inteliant's board of directors, allows for the grant of options to purchase a maximum of 10,000,000 shares of Inteliant common stock (the Company owns all 30,000,000 shares of Inteliant common stock that are issued and outstanding). The number of options to be granted, the vesting schedule of such grants and other conditions of each grant are established by Inteliant's board of directors. The grants will be issued at the fair market value as determined in good faith by the Inteliant board of directors. The Company and Inteliant's board of directors have engaged an independent third party valuation firm to determine the fair market value of Inteliant for purposes of the Inteliant Option Plan.

         The Committee has approved the issuance of 398,000 Inteliant options to Mr. Schaffer. The Company and Mr. Schaffer have preliminarily agreed to cancel the Company options held by Mr. Schaffer under the Incentive Plan. Other Key Executives could be eligible for grants under the Inteliant Option Plan, but none have been approved for grant.

         Other Compensation Plans. The Company has a number of other broad-based employee benefit plans in which the Key Executives participate on the same terms as other Company employees meeting the eligibility requirements, subject to any legal limitations on the amounts that may be contributed to or benefits payable under the plans. These include:

i. The Company's cafeteria plan administered pursuant to Section 125 of the Internal Revenue Code of 1996, as amended (the "Code");

ii.      The  Company's  401(k)  plan,  pursuant  to  which  the  Company  makes discretionary matching contributions. Key Executives and other employees employed by the Company who are determined to be highly compensated for purposes of the Code are not entitled to participate in the Company's 401(k) plan. Effective January 1, 2000, the highly compensated employees of Inteliant, including Key Executives employed by Inteliant, became able to participate in the 401(k) plan. The Company has received a favorable determination from the IRS treating Inteliant as a separate line of business for 401(k) discrimination testing purposes. In March 2000, the Company matched one-third of the contributions made by eligible employees during 1999. The Company's match was capped at $2,000 per participant.

iii. The Company's non-qualified deferred compensation plan for Key Executives, other executive officers and other key employees of the Company. Historically, "highly compensated" employees have not been able to effectively participate in the Company's 401(k) plan. The
         Company maintains the deferred compensation plan to enable its Key Executives and other key employees to have an effective alternative for retirement savings. The Company may at its discretion make matching contributions to the plan. In March 2000, the Company matched one-third of the contributions made by eligible employees during 1999. The Company's match was capped at $2,000 per participant.

iv. The Company's non-qualified employee stock purchase plan. The plan permits after-tax payroll deductions to purchase shares of Common Stock. The Company pays the administrative costs and commissions related to the plan. Each employee has a separate brokerage account which holds the shares.

         Executive Compensation Philosophy. The Committee believes the Company's executive compensation program has enabled the Company to attract, motivate and retain senior management by providing competitive total compensation opportunity based on performance. Competitive base salaries that reflect each individual's level of responsibility and annual variable performance-based cash incentive awards are important elements of the Company's cash compensation philosophy. The Committee also believes the grant of options under the Incentive Plan not only aligns interests of the executive officers with shareholders but creates a competitive advantage for the Company as well. The Committee believes the Company's executive compensation program strikes an appropriate balance between short- and long-term performance objectives.

                                                  Respectfully submitted,

                                                  /s/Randolph K. Rolf, Chairman
                                                  -----------------------------
                                                  Randolph K. Rolf
                                                  Chairman

                                                  /s/R. Thayne Robson
                                                  -------------------
                                                  Thayne Robson

                                                  /s/Samuel C. Freitag
                                                  --------------------
                                                  Samual C. Freitag

PERFORMANCE GRAPH

         The following graph shows a comparison of cumulative shareholder return for the Common Stock for the period beginning June 28, 1995 (the date of the Company's initial public offering) and ending January 2, 2000, as well as the cumulative total return for the NASDAQ Composite Index and a Peer Group Index for the same period.

         The Peer Group Index is a staffing services composite index comprised of 14 publicly-traded staffing companies and published by the Staffing Industry Report, an industry trade publication.

         The performance graph assumes that $100 was invested at the market close on June 28, 1995 and that dividends, if any, were reinvested for all companies, including those on the NASDAQ Composite Index and the Peer Group Index.

         The stock price performance shown on this graph is not indicative of future price performance of the Common Stock.

(GRAPH OMITTED)

             6/28/95  6/95  9/95  12/95  3/96  6/96  9/96  12/96  3/97  6/97  9/97  12/97

COMPANY        100     98    120   136    162   175   164   153    162   225   269    275
PEER GROUP     100     99    114   122    144   175   176   166    172   228   273    262
NASDAQ STOCK   100    101    114   115    120   130   135   142    134   158   185    173
MARKET (U.S.)


               3/98   6/98   9/98  12/98  3/99  6/99  9/99  1/2/00

COMPANY         385    255    213   105    111    76    85    64
PEER GROUP      327    326    238   262    214   226   216   280
NASDAQ STOCK    203    209    188   245    274   300   307   453


PRINCIPAL HOLDERS OF VOTING SECURITIES

         The following table sets forth information as of March 27, 2000 with respect to the beneficial ownership of shares of Common Stock by each person known by the Company to be the beneficial owner of more than 5% of the Common Stock, by each director, by each Named Officer and by all directors and officers as a group. Unless noted otherwise, the Company believes each person named below has sole voting and investment power with respect to the shares indicated. The percentages set forth below have been computed without taking into account treasury shares held by the Company and are based on 12,691,398 shares of Common Stock outstanding as of March 27, 2000:

                                       Beneficial Ownership as of March 27, 2000
                                       -----------------------------------------
                                                                   Percentage
                                            Number of Shares        of Class
                                            ----------------        --------
Sandra E. Reinhold                          2,782,200(1)             21.92%
         P.O. Box 730
         Midway, UT  84049
Richard D. Reinhold                         2,782,200(1)             21.92%
         P.O. Box 730
         Midway, UT  84049
Reed F. Reinhold                            2,788,200(2)             21.97%
         1696 E. Torrey Pines Circle
         Draper, UT 84020
Neuberger Berman, LLC                       1,217,239(3)              9.59%
         605 Third Avenue
         New York, NY  10158-3698
Lord, Abbet & Co.                           1,076,947                 8.49%
         767 Fifth Avenue
         New York, NY 10153-0203
Brinson Partners, Inc.     (4)                997,953                 7.86%
         209 South LaSalle
         Chicago, IL  60604-1295
Fleet Boston Corporation                      726,860(5)              5.73%
         One Federal Street
         Boston, MA 02110
Dimensional Fund Advisors Inc.                713,600(6)              5.62%
         1299 Ocean Avenue, 11th Floor
         Santa Monica, CA 90401
JoAnn W. Wagner                                83,310(7)               *
Richard J. Tripp                               33,204(7)(8)            *
John E. Schaffer                               27,876(7)(8)            *
Randolph K. Rolf                               27,275(7)(9)            *
Samuel C. Freitag                              23,300(7)(10)           *
Stanley R. deWaal                              19,700(7)               *
R. Thayne Robson                               19,700(7)               *
Dennis N. Emery                                 8,500(7)               *
All officers and directors                    289,471(7)(8)           2.28%
as a group (12 persons)
----------
*  Less than one percent of outstanding shares

(1) Of the shares reflected as beneficially owned by Sandra E. Reinhold and Richard D. Reinhold, 1,353,600 shares are held of record by Sandra E. Reinhold, 1,348,600 shares are held of record by Richard D. Reinhold and 80,000 shares are held of record by Reinhold Limited, a family limited partnership of which Richard D. Reinhold and Sandra E. Reinhold are general partners.

(2) Of the shares reflected as beneficially owned by Reed F. Reinhold, 6,000 shares are held of record by Reed F. Reinhold. Pursuant to a power of attorney dated March 6, 1998, Reed F. Reinhold shares voting power with Richard D. Reinhold and Sandra E. Reinhold to vote each of the shares described in note (1) above.

(3) Based on the information provided to the Company, of the shares reflected as beneficially owned by Neuberger Berman, LLC, 789,400 shares are beneficially owned by Neuberger Berman Genesis Portfolio and the balance are beneficially owned by various funds of which Neuberger Berman, LLC is a sub-advisor. Neuberger Berman Management Inc. is also deemed to be a beneficial owner of the shares listed.

(4) Based upon information provided to the Company, the Company believes that Brinson Partners, Inc. is an indirect wholly-owned subsidiary of UBS AG, Zurich, Switzerland.

(5) Based on information provided to the Company, the Company believes that Fleet Boston Corporation has sole voting power of 500,860 of the shares reflected as beneficially owned. It has sole dispositive power over all 726,860 shares reflected.

(6) Based on information provided to the Company, the Company believes that Dimensional Fund Advisors, Inc. possesses voting or investment power of the shares reflected in its role as an investment advisor or manager.

(7) The share amounts indicated include shares subject to options currently exercisable held by the following persons in the following amounts: JoAnn W. Wagner, 63,160 shares; Richard J. Tripp, 29,100 shares; John E. Schaffer, 26,800 shares; Randolph K. Rolf, 19,700 shares; Samuel C. Freitag, 11,700 shares; Stanley R. deWaal, 19,700 shares; R. Thayne Robson, 18,700 shares; Dennis N. Emery, 8,500 shares; and all officers and directors as a group, 243,280 shares.

(8) The share amounts indicated include shares of Common Stock held in the Company's 401(k) plan by the following persons in the following amounts: Richard
J. Tripp, approximately 104 shares; John E. Schaffer, approximately 576 shares; and all officers and directors as a group 916 shares. The number of shares held in the Company's 401(k) plan is based on plan information available on December 31, 1999, the last statement date of the plan.

(9) The share amounts indicated for Randolph K. Rolf include 7,575 shares owned of record by the Randolph K. Rolf Trust.

(10)The share amounts indicated for Samuel C. Freitag include 300 shares held as custodian for his minor children.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In December 1997, the Company purchased certain assets and substantially all of the business of TSI of Utah, Inc. ("TSI"), a company that provides industrial temporary staffing services and was incorporated by Reed F. Reinhold, an adult son of Richard D. and Sandra E. Reinhold, principal shareholders of the Company, for approximately $1,285,000; of which $600,000 was paid in cash with the remaining $685,000 in a note payable. At the time of the acquisition, the Company had receivables due from TSI in the amount of approximately $625,000, which were set-off against the note payable. The balance of the note was paid during fiscal 1998. Pursuant to the asset purchase agreement, the Company's franchise agreement with TSI was terminated. The Company had entered into a franchise agreement effective as of January 1995 with TSI. Pursuant to the franchise agreement, TSI had acquired the right to operate a temporary service business in a designated market area under the name "TSI Temporary Services" and to utilize the Company's methods, procedures, standards and specifications in the operation of such business. In consideration of such rights, TSI paid to the Company a portion of the gross margin derived from the operation of such business. Under the agreement, the Company funded a payroll bank account from which TSI paid the wages of temporary employees. TSI invoiced its clients directly for all services performed and the clients were instructed to remit payment therefor directly to the Company. Under the franchise agreement, the Company recorded service fee revenues of approximately $133,000 and $126,000 for fiscal years 1997 and 1996, respectively. The Company believes that the terms of the asset purchase agreement and the franchise agreement were at least as favorable as the terms that could have been obtained from an unaffiliated third party in a similar transaction.

         The Company currently leases its corporate office building from the adult children of Richard D. and Sandra E. Reinhold pursuant to a lease agreement which expires in March 2005 with a ten-year renewal option in favor of the Company. The lease, which was amended as of January 1995 to include additional space, provides for future minimum annual lease payments amounting to approximately $103,000. The Company paid approximately $103,000, $87,000 and $86,000 as lease payments for fiscal years 1999, 1998 and 1997, respectively. The Company believes that the terms of the lease are at least as favorable as the terms that could have been obtained from an unaffiliated third party in a similar transaction.

         During 1999, certain companies owned by two of the adult children of Richard D. and Sandra E. Reinhold, including Reed F. Reinhold, leased employees from ServCom Staff Management, Inc. ("ServCom"), a wholly-owned subsidiary of the Company. During 1999 ServCom generated revenues totaling approximately $437,000 related to leasing employees to the companies owned by these adult children. There were no outstanding receivables at the end of 1999 related to these agreements.. During 1998, ServCom generated revenues totaling approximately $270,500 related to leasing employees to the companies owned by these adult children. Outstanding receivables at the end of fiscal 1998 related to these agreements totaled approximately $38,000. The Company believes that the terms of this relationship are similar to those that would be given to an unaffiliated third party in a similar agreement.

         During 1999 the Company contributed approximately $297,000 in cash and other assets to a joint venture with a former employee whereby the Company acquired 49% of the newly-formed venture, Bency & Associates, LLC. The carrying value of the venture at January 2, 2000 was approximately $264,000. The joint venture is being accounted for using the equity method of accounting. As part of the agreement, the Company agreed to provide a credit facility of $500,000 terminating December 31, 2000. The agreement provides for interest at a bank's prime rate less 1% (7.5% at January 2, 2000) on the first $100,000 for the first six months, with the rate increasing to a bank's prime rate (8.5% at January 2, 2000) for any amount over $100,000 or after six months. At January 2, 2000, borrowings under this credit facility were approximately $225,000. Interest income during fiscal 1999 was approximately $2,000.

                      RATIFICATION OF SELECTION OF AUDITOR

         The Audit Committee of the Board of Directors has recommended, and the Board of Directors has selected, the firm of Arthur Andersen LLP, independent certified public accountants, to audit the financial statements of the Company for the fiscal year ending December 31, 2000, subject to ratification by the shareholders of the Company. Arthur Andersen LLP has acted as independent auditor for the Company since 1995. The Board of Directors anticipates that one or more representatives of Arthur Andersen LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

         The Board of Directors unanimously recommends that shareholders vote FOR ratification of the appointment of Arthur Andersen LLP as the Company's independent auditor.

                                  OTHER MATTERS

         As of the date of this Proxy Statement, the Board of Directors knows of no other matters to be presented for action at the Annual Meeting. If, however, any further business should properly come before the Annual Meeting, the persons named as proxies in the accompanying form will vote on such business in accordance with their best judgment.

                            PROPOSALS OF SHAREHOLDERS

         Proposals which shareholders desire to have included in the Company's proxy materials relating to the annual meeting of shareholders to be held in the 2001 calendar year must be received by John K. Morrison, Vice President, General

Counsel and Secretary of the Company, at the Company's executive offices (1415 South Main Street, Salt Lake City, Utah, 84115) no later than December 6, 2000 in order to be considered for possible inclusion in such proxy materials.

         Pursuant to rules adopted by the Securities and Exchange Commission, if a shareholder intends to propose any matter for a vote at the annual meeting of shareholders to be held in the 2001 calendar year, but fails to notify the Company of such intention prior to February 20, 2001, then a proxy solicited by the Board of Directors may be voted on such matter in the discretion of the proxy holder, without discussion of the matter in the proxy statement soliciting such proxy and without such matter appearing as a separate item on the proxy card.

                             ADDITIONAL INFORMATION

         The Company will provide, without charge to any person from whom a proxy is solicited by the Board of Directors, upon written request of such person, a copy of the Company's 1999 Annual Report on Form 10-K, including the financial statements and schedules thereto (as well as exhibits thereto, if specifically requested), required to be filed with the Securities and Exchange Commission. Written requests for such information should be directed to:

         Investor Relations Department
         SOS Staffing Services, Inc.
         1415 South Main Street
         Salt Lake City, UT  84115